Exhibit 5.1

May 31, 2017

Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 United States

Universal Health Services, Inc. Universal Corporate Center 367 South Gulph Road King of Prussia, PA 19406	Tel +1 212 318 3000 Fax +1 212 318 3400 nortonrosefulbright.com

May 31, 2017

Universal Health Services, Inc.

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Re: Universal Health Services, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Universal Health Services, Inc. (the “Company”), relating to 6,100,000 shares of Class B Common Stock of the Company (the “Shares”) which may be issued under the Company’s Third Amended and Restated 2005 Stock Incentive Plan, as amended by the Amendment thereto (the “Plan”).

As counsel for the Company, we have examined the Plan and such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan; and the Shares being registered pursuant to the Registration Statement, when issued under the Plan in accordance with its terms, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/S/ NORTON ROSE FULBRIGHT US LLP
Norton Rose Fulbright US LLP